UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 25, 2017

JERNIGAN CAPITAL, INC.

(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation)	001-36892 (Commission File Number)	47-1978772 (IRS Employer Identification No.)

6410 Poplar Avenue, Suite 650 Memphis, Tennessee (Address of principal executive offices)	38119 (Zip Code)

(901) 567-9510

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☒	Emerging growth company.

☒	If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.

Item 1.01.	Entry into a Material Definitive Agreement.

On July 25, 2017, Jernigan Capital Operating Company, LLC (the “Operating Company”), the operating company of Jernigan Capital, Inc. (the “Company”), entered into a senior secured revolving credit facility of up to $100 million (the “Credit Facility”) with KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., as joint lead arranger, Raymond James Bank, N.A., as joint lead arranger and syndication agent, and the other lenders party thereto. Pursuant to an accordion feature, the Operating Company may from time to time increase the commitments up to an aggregate amount of $200 million, subject to, among other things, an absence of default under the Credit Facility, as well as receiving commitments from lenders for the additional amounts. At closing, the Operating Company borrowed approximately $20.0 million of the approximately $33.3 million then available under the Credit Facility. The Company used the proceeds to repurchase senior participation interests outstanding on five of the Company’s development investments from the commercial banks who held such senior participation interests, each of whom agreed to participate as lenders in the Credit Facility, and to pay fees and expenses of procuring the Credit Facility. On July 26, 2017, the Operating Company used proceeds from the Company’s recently completed offering of its common stock to fully repay the $20.0 million borrowed at closing, leaving $33.3 million available under the credit facility for future draws. The Operating Company intends to use future borrowings under the Credit Facility to fund its investments, to make secured or unsecured loans to borrowers in connection with its investments and for general corporate purposes.

On July 25, 2017, the Company and certain wholly-owned subsidiaries of the Operating Company (the “Subsidiaries”) entered into an Unconditional Guaranty of Payment and Performance (the “Guaranty”) whereby they have agreed to unconditionally guarantee the obligations of the Operating Company under the Credit Facility. The Credit Facility is secured by certain of the Company’s investments made through the Subsidiaries, and other subsidiaries of the Operating Company may be added as guarantors from time to time during the term of the Credit Facility. The Credit Facility has a scheduled maturity date on July 24, 2020. Borrowings under the Credit Facility are secured by two different pools of collateral: one consisting of the Company’s mortgage loans extended to developers (each a “Company Mortgage Loan”) and the other consisting of self-storage properties owned by the Company (each a “Self-Storage Property”).

The amount available to borrow under the Credit Facility is limited according to a borrowing base valuation of the assets available as collateral. For loans secured by Company Mortgage Loans, the borrowing base availability is the lesser of (i) 60% of the value of the Company Mortgage Loans, (ii) the maximum principal amount which would not cause the outstanding loans under the Credit Facility secured by the Company Mortgage Loans to be greater than 50% of the underlying real estate assets securing the Company Mortgage Loans and (iii) for any Company Mortgage Loan that has been included in the borrowing base for greater than 18 months, the maximum principal amount which would not cause the ratio of (a) adjusted net operating income for the underlying real estate asset securing such Company Mortgage Loan divided by (b) an implied debt service amount to be less than 1.30 to 1.00. For loans secured by Self-Storage Properties, the borrowing base availability is the lesser of (i) the maximum principal amount that would not cause the outstanding loans under the Credit Facility secured by Self-Storage Properties to be greater than 65% of the value of such Self-Storage Properties and (ii) the maximum principal amount that would not cause the ratio of (i) aggregate adjusted net operating income from all Self-Storage Properties included in the borrowing base divided by (ii) an implied debt service coverage amount to be less than 1.30 to 1.00.

The Credit Facility includes certain requirements that may limit the borrowing capacity available to the Company from time to time. Under the terms of the Credit Facility, the outstanding principal balance of the revolving credit loans, swing loans and letter of credit liabilities under the Credit Facility may not exceed the borrowing base availability.

Each loan made under the Credit Facility will bear interest at either, at the Operating Company’s election, (i) a base rate plus a margin of either 1.75% or 2.75% or (ii) LIBOR plus a margin of either 2.75% or 3.75%, in each case depending on the borrowing base available for such loan. In addition, the Operating Company is required to pay a per diem fee at the rate of 0.35% per annum, times the excess of the sum of the commitments of the lenders, as in effect from time to time, over the outstanding principal amount of revolving credit loans under the Credit Facility.

The Credit Facility contains certain customary representations and warranties and financial and other affirmative and negative covenants. The Operating Company’s ability to borrow under the Credit Facility is subject to ongoing compliance by the Company and the Operating Company with various customary restrictive covenants, including but not limited to limitations on its incurrence of indebtedness, investments, dividends, asset sales, acquisitions, mergers and consolidations and liens and encumbrances. In addition, the Credit Facility contains certain financial covenants including the following:

•	total consolidated indebtedness not exceeding 50% of gross asset value;
•	a minimum fixed charge coverage ratio (defined as the ratio of consolidated adjusted earnings before interest, taxes, depreciation and amortization to consolidated fixed charges) of 0.75 to 1.00 during the period between July 25, 2017 and June 30, 2018, 0.90 to 1 during the period between July 1, 2018 and December 31, 2018 and 1.20 to 1 during the period between January 1, 2019 through the maturity of the Credit Facility;
•	a minimum consolidated tangible net worth (defined as gross asset value less total consolidated indebtedness) of $183.3 million plus 75% of the sum of any additional net offering proceeds;
•	when aggregate loan commitments under the Credit Facility exceed $50 million, unhedged variable rate debt cannot exceed 25% of consolidated total indebtedness;
•	liquidity of no less than $50 million for the period between July 25, 2017 and December 31, 2018 or on and after December 31, 2018, liquidity of no less than the sum of (i) total unfunded loan commitments of the Company and its subsidiaries plus (ii) $25 million; and
•	a debt service coverage ratio (defined as the ratio of consolidated adjusted earnings before interest, taxes, depreciation and amortization to the Company’s consolidated interest expense and debt principal payments for any given period) of 2 to 1.

The Credit Facility provides for standard events of default, including nonpayment of principal and other amounts when due, non-performance of covenants, breach of representations and warranties, certain bankruptcy or insolvency events, and changes in control. If an event of default occurs and is continuing under the Credit Facility, the lenders may, among other things, terminate their commitments under the Credit Facility and require the immediate payment of all amounts owed thereunder.

The descriptions of the Credit Facility and the Guaranty in this Item 1.01 do not purport to be complete and are qualified in its entirety by reference to the Credit Facility, which is filed as Exhibits 10.1 and 10.2 , respectively, to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03.          Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03, insofar as it relates to the creation of a direct financial obligation.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Credit Agreement, dated July 25, 2017, by and among Jernigan Capital Operating Company, LLC, KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., as joint lead arranger, Raymond James Bank, N.A., as joint lead arranger and syndication agent, and the other lenders party thereto.
10.2	Unconditional Guaranty of Payment and Performance, dated as of July 25, 2017, by and among the Jernigan Capital, Inc. and its subsidiaries party there to, in favor of KeyBank National Association and the other lenders under the Credit Facility.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JERNIGAN CAPITAL, INC.

Dated: July 26, 2017	By:	/s/ John A. Good
John A. Good
President and Chief Operating Officer

Exhibit Index

Exhibit No.	Description
10.1	Credit Agreement, dated July 25, 2017, by and among Jernigan Capital Operating Company, LLC, KeyBank National Association, as administrative agent, KeyBanc Capital Markets Inc., as joint lead arranger, Raymond James Bank, N.A., as joint lead arranger and syndication agent, and the other lenders party thereto.
10.2	Unconditional Guaranty of Payment and Performance, dated as of July 25, 2017, by and among the Jernigan Capital, Inc. and its subsidiaries party there to, in favor of KeyBank National Association and the other lenders under the Credit Facility.